EXHIBIT 4.2.2

      THE OPTION GRANTED PURSUANT TO THIS INCENTIVE STOCK OPTION AGREEMENT (THE "OPTION") AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE OPTION OR THE SHARES UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL, WHICH IS SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

                        CADUS PHARMACEUTICAL CORPORATION
                               1996 INCENTIVE PLAN

                        INCENTIVE STOCK OPTION AGREEMENT

      This Incentive Stock Option Agreement (this "Agreement") is effective as of __________ 1996, between Cadus Pharmaceutical Corporation, a Delaware corporation (the "Company"), and _________________ (the "Optionee").

                                   WITNESSETH:

      WHEREAS, the Company's Board of Directors established the 1996 Incentive Plan of Cadus Pharmaceutical Corporation (the "Plan") and the Plan was approved by the stockholders of the Company; and

      WHEREAS, the Compensation Committee of the Board of Directors of the Company (the "Committee") has granted this Option to the Optionee;

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

      1. Grant of Option

            (a) Option. On the terms and conditions set forth in the Plan and this Agreement, the Company hereby grants to the Optionee this Option to purchase an aggregate of _________ shares of common stock, $.01 par value per share, of the Company (the "Shares") at a price of $____ per Share, such exercise price being, in the judgment of the Committee, equal to the "Market Price" (as defined in the Plan) of a Share at the date hereof. This Option is intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be construed accordingly.


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            (b) Stock Option Plan. This Option is granted pursuant to the Plan, a copy of which the Optionee acknowledges having received, read and understood. The provisions of the Plan are hereby incorporated into this Agreement.

      2. Right to Exercise.

            Subject to the terms and conditions of the Plan and this Agreement, this Option shall become exercisable in four equal installments. Each installment shall consist of twenty-five percent (25%) of the total number of Shares subject to this Option. Such installments shall become exercisable on the first, second, third and fourth anniversaries of ________. The number of Shares included in each installment shall be rounded to the nearest integer.

      3. No Transfer.

            This Option is not transferable by Optionee otherwise than by will or the laws of descent and distribution. During the Optionee's lifetime, this Option is only exercisable by Optionee.

      4. Exercise Procedures.

            (a) Notice of Exercise. The Optionee or the Optionee's representative may exercise this Option by giving written notice to the Secretary of the Company in the manner provided in the Plan and substantially in the form annexed hereto as Exhibit A. The notice shall specify the election to exercise this Option, the number of Shares for which it is being exercised and the form of payment (if more than one form is available). The notice shall be signed by the person exercising this Option. In the event that this Option is being exercised by the representative of the Optionee, the notice shall be accompanied by proof (satisfactory to the Company) of the representative's right to exercise this Option. The Optionee or the Optionee's representative shall deliver to the Secretary of the Company, at the time of giving the notice, payment in a form permissible under Section 5 for the full amount of the exercise price applicable to that portion of the Option being exercised.

            (b) Issuance of Shares. After receiving a proper notice of exercise, the Company shall cause to be issued a certificate or certificates for the Shares as to which this Option has been exercised, registered in the name of the person exercising this Option. The Company shall cause such certificate or certificates to be delivered to or upon the order of the person exercising this Option.

            (c) Withholding Taxes. In the event that the Company determines that it is required to withhold foreign, federal, state or local tax as a result of the exercise of this Option, the Optionee, as a condition to the exercise of this Option, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding


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requirements. The Optionee shall also make the arrangements satisfactory to the
Company to enable it to satisfy any withholding requirements that may arise in connection with the disposition of Shares purchased by exercising this Option.

      5. Payment for Stock.

            (a) Cash. All or part of the exercise price may be paid in lawful money of the United States of America.

            (b) Surrender of Stock. All or part of the exercise price may be paid by the surrender of Shares in good form for transfer. Such Shares must have a Market Price (as determined by the Committee) on the date of exercise of this Option which, together with any amount paid in another form permissible under this Section 5, is equal to the aggregate exercise price.

            (c) Exercise/Sale. All or part of the exercise price and any withholding taxes may be paid by the delivery of an irrevocable direction (acceptable to the Company) to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company.

            (d) Exercise/Pledge. All or part of the exercise price and any withholding taxes may be paid by the delivery of an irrevocable direction (acceptable to the Company) to a securities broker or lender approved by the Company to pledge Shares as security for a loan and to deliver all or part of the loan proceeds to the Company.

      6. Term and Expiration.

            This Option shall expire on the day before the tenth anniversary of the date hereof, unless sooner terminated as provided in the Plan, and may be exercised during such term only in accordance with the Plan and this Agreement.

      7. No Registration Rights.

            The Company may, but shall not be obligated to, register or qualify the sale of Shares under the Securities Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the sale of Shares under this Agreement to comply with any law.

      8. Securities Law Restrictions.

            (a) Restrictions. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its direction may impose restrictions upon the sale, pledge or other transfer of such Shares (including


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

the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law or with restrictions imposed by the Company's underwriters.

            (b) Investment Intent at Grant. The Optionee represents and agrees that the Shares to be acquired upon exercising this Option will be acquired for investment, and not with a view to the sale or distribution thereof.

            (c) Investment Intent at Exercise. In the event that the sale of Shares under the Plan is not registered under the Securities Act but an exemption is available which requires an investment representation or other representation, the Optionee shall represent and agree at the time of exercise that the Shares being acquired upon exercising this Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

            (d) Legend. All certificates evidencing Shares acquired under this Agreement in an unregistered transaction shall bear the following restrictive legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY, IN THE OPINION OF COUNSEL, OF AN EXEMPTION FROM REGISTRATION THEREUNDER."

            (e) Administration. Any determination by the Company and its counsel in connection with any of the matters set forth in this Section 8 shall be conclusive and binding on the Optionee and all other persons.

      9. Shares and Adjustments.

            (a) General. In the event of a subdivision of the outstanding shares


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of common stock of the Company (the "Common Stock"), a stock split, a reverse stock split, a declaration of a dividend payable in Common Stock, a declaration of a dividend payable in a form other than Common Stock in an amount that has a material effect on the value of Common Stock, a combination or consolidation of the outstanding shares of Common Stock into a lesser number of shares of Common Stock, a recapitalization, a spinoff, a reclassification or a similar occurrence, the Committee shall make appropriate adjustments in one or both of
(i) the number of shares of Common Stock covered by this Option or (ii) the exercise price to prevent dilution or enlargement of the Optionee's rights hereunder.

            (b) Reorganizations. In the event that the Company is a party to a merger or other reorganization, this Option shall be subject to the agreement of merger or reorganization. Such agreement shall provide (i) for the assumption of outstanding options by the surviving corporation or its parent, (ii) for their continuation by the Company (if the Company is the surviving corporation), (iii) for payment of a cash settlement equal to the difference between the amount to be paid for one Share under such agreement and the exercise price, or (iv) for the acceleration of their exercisability followed by the cancellation of options not exercised, in all cases except subsection 9(b)(iii) without the Optionee's consent. The Optionee's consent shall be required for a cash settlement under subsection 9(b)(iii) above. Any cancellation shall not occur until after such acceleration is effective and the Optionee has been given at least 30 days notice of both such acceleration and the intended date of cancellation.

            (c) Reservation of Rights. Except as provided in this Section 9, the Optionee shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of the Shares subject to this Option. The grant of this Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

      10. "Lock-Up" Agreement.

            The Optionee, if so requested by the Company and an underwriter of Common Stock or other securities of the company, shall not sell, grant any option or right to buy or sell, or otherwise transfer or dispose of in any manner, whether in privately-negotiated or open-market transactions, any Common Stock or other securities of the Company held by him or which he has the right to acquire during the 180-day period following the effective date of a registration statement of the Company filed with the Securities and Exchange Commission in connection with such offering or such shorter period as such underwriter shall have advised the Company in writing is adequate to permit


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the successful and orderly distribution of such Common Stock or other securities; provided, however, that such "lock-up" agreement shall be in writing and in form and substance satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the shares subject to the foregoing restrictions until the end of said 180-day period. This Section 10 shall survive the termination or exercise of this Option.

      11. Miscellaneous Provisions.

            (a) Entire Agreement; Amendments. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof. This Agreement may not be amended except by a written instrument signed by both parties hereto.

            (b) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Optionee has personally executed this Agreement.

                                             CADUS PHARMACEUTICAL CORPORATION


__________________                           By:______________________________
[Optionee]                                      James S. Rielly, Treasurer

Optionee's Address:


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                                                                       EXHIBIT A

                               [Date of Exercise]

Cadus Pharmaceutical Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591-6705
Attention: Corporate Secretary

               Re:  Stock Option

Dear Sir:

            I am the holder of a stock option granted to me by Cadus Pharmaceutical Corporation (the "Company"), pursuant to an Incentive Stock Option Agreement dated as of ___________, to purchase _______________ shares of Common Stock of the Company ("Shares"). I hereby exercise such option with respect to ____________ Shares, the total purchase price for which is $________, and [I enclose a certified, bank cashier's or other acceptable check payable to the order of the Company in the amount of $________, representing the total purchase price for the Shares] [I hereby elect to pay the purchase price by delivering to the Company _____ shares of Common Stock of the Company having a fair market value equal to $___________ from the Shares I am purchasing pursuant to the exercise of such option] [I enclose an irrevocable direction to a securities broker to deliver sales or loan proceeds to the Company in the amount of $________, representing the total purchase price for the Shares]. The certificate or certificates representing the Shares should be registered in my name and should be forwarded to me at _________________________________________.

            Please acknowledge receipt of the exercise of my stock option on the attached copy of this letter.

                                        Very truly yours,


                                        [OPTIONEE]

RECEIPT  ACKNOWLEDGED:

CADUS PHARMACEUTICAL CORPORATION


By: ___________________________